                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14c-5(d)(2))
[X] Definitive Information Statement


                      SECURED DIVERSIFIED INVESTMENT, LTD.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee Computed on Table Below Per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of Each Class of Securities to Which Transaction Applies: None

(2) Aggregate Number of Securities to Which Transaction Applies: None

(3) Per Unit Price or Other Underlying Value of Transaction Computed Pursuant to Exchange Act Rule 0-11 (Set Forth the Amount on Which the Filing Fee Is Calculated and State How It Was Determined.):

(4) Proposed Maximum Aggregate Value of Transaction: $-0-

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid: n/a

 (2) Form, Schedule, or Registration Statement No: n/a

 (3) Filing Party: n/a

 (4) Date Filed: n/a

                      SECURED DIVERSIFIED INVESTMENT, LTD.

                    Notice of Annual Meeting of Shareholders
                         To be Held on November 13, 2003


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Secured Diversified Investment, Ltd. (the "Company"), will be held at held at 6:00 p.m. (PDST), on November 13, 2003, at The Holiday Inn, 25205 La Paz Road, Laguna Hills, California 92653 to consider and act upon the following matters:


1. To elect six (6) members to the Board of Directors to serve for a one-year term or until a successor is elected and qualified;

2. To adopt and approve the 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Director Stock Incentive Plan;

3. To approve the appointment of Cacciamatta Accountancy Corporation. as independent auditors of the Company; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.


         Only Shareholders of record on the books of the Company at the close of business on September 30, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof.


October 21, 2003


By Order of the Board of Directors


Clifford L. Strand, President

1

                      SECURED DIVERSIFIED INVESTMENT, LTD.

                              INFORMATION STATEMENT

                     For the Annual Meeting of Shareholders
                          To be Held November 13, 2003


         This Information Statement is furnished in connection with matters to be voted on at the Annual Meeting of Shareholders (the "Annual Meeting") of SECURED DIVERSIFIED INVESTMENT, LTD. (the "Company") to be held at 6:00 p.m.
(PDST), on November 13, 2003, at The Holiday Inn, 25205 La Paz Road, Laguna Hills, California 92653 and at any and all adjournments thereof with respect to the matters referred to in the accompanying notice. This Information Statement is first being mailed to Shareholders on or about October 22, 2003.

         Management of the Company, including the current members of the Board of Directors, is the direct or indirect record or beneficial owner of approximately 6,643,576 shares of capital stock (representing approximately 39.5% of the outstanding capital stock). It is management's intention to vote all of its shares in favor of each matter to be considered by the Shareholders. Additionally, officers of the Company are also the executive officers of Seashore Diversified Investment Company which beneficially owns 2,614,607 shares of Common Stock and 4,997,807 shares of Series A Preferred Stock, representing in the aggregate approximately 45.4% of the outstanding shares of capital stock. Seashore has indicated its intention to vote in favor of each Proposal. As a result, the Company anticipates that each of the Proposals will be approved and adopted at the meeting. The Company is required by applicable law to submit each of the matters to be considered to the vote of all Shareholders. There are no dissenter's rights applicable with respect to any matter to be considered by the Shareholders.

         The Company has determined September 30, 2003 as the record date with respect to the determination of Shareholders entitled to vote at the Annual Meeting of Shareholders.

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

                   MATTERS TO BE CONSIDERED AND VOTED UPON AT
                       THE ANNUAL MEETING OF SHAREHOLDERS

ELECTION OF DIRECTORS

         At the Annual Meeting, Shareholders will be asked to consider and to take action on the election of six (6) members to the Board of Directors to serve for one-year terms or until their respective successors are elected and qualified (see "Election of Directors").

ADOPTION AND APPROVAL OF 2003 STOCK INCENTIVE PLANS

         The Board of Directors has adopted and approved two stock incentive plans, The 2003 Employee Stock Incentive Plan (the "2003 Employee Plan"), in which all employees are eligible to participate, and the 2003 Non-Employee Director Stock Incentive Plan, in which non-employee directors and consultants are eligible to participate.

APPROVAL OF INDEPENDENT AUDITORS

         At the Annual Meeting, Shareholders will be asked to approve the appointment of Cacciamatta Accountancy Corporation as independent auditors to the Company.

OTHER BUSINESS

         To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. Management does not know of any other matters that are likely to be brought before the Annual Meeting of Shareholders. However, in the event any other matters properly come before the Annual Meeting of Shareholders, such matters will be acted upon accordingly.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The Company has three (3) classes of voting securities entitled to vote at the Annual Meeting, Common Stock, Series A Preferred Stock and Series B Preferred Stock. Although Series C Preferred Stock has been created, no shares are outstanding. At the record date for the Annual Meeting there were 6,531,147 shares of Common Stock outstanding held by approximately 248 shareholders of record. Each share of Common Stock is entitled to one vote on each matter to be considered. There were also outstanding at the record date 7,677,807 shares of Series A Preferred Stock held of record by two shareholders. Each share of Series A Preferred Stock is entitled to one vote on each matter to be considered. There were 2,641,480 shares of Series B Preferred Stock held of record by approximately 15 shareholders. Each share of Series B Preferred Stock is entitled to one vote on each matter to be considered.

         The presence in person of the holders of a majority of the outstanding voting shares is necessary to constitute a quorum at the Annual Meeting.

         The Company has determined September 30, 2003, as the record date with respect to the determination of Shareholders entitled to vote at the Annual Meeting of Shareholders.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information about the beneficial ownership of the Company's capital stock at September 30, 2003 by:

         o each person or entity who is known by us to own beneficially more than 5.0% of our outstanding stock;
         o        each of the persons named in the Summary Compensation Table;
         o        each of our directors; and
         o        all directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Secured Diversified Investment, Ltd., 5030 Campus Drive, Newport Beach, California 92660. Except as described in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock held by them.

NAME AND ADDRESS OF                                                  AMOUNT AND NATURE OF     PERCENT OF
BENEFICIAL OWNER                    TITLE OF CLASS                    BENEFICIAL OWNER           CLASS
----------------                    --------------                    ----------------           -----
Seashore Diversified                Common Stock                           2,641,607             40.44%
Investment Company (1)              Series A Preferred Stock               4,997,807             65.09%

Wayne Sutterfield (2)               Common Stock                           1,034,900             15.31%
                                    Series A Preferred Stock                 882,767             11.50%
                                    Series B Preferred Stock               1,000,000             38.24%

Clifford L. Strand (3)              Common Stock                           1,302,159             17.94%
                                    Series A Preferred Stock                 427,294              5.57%
                                    Series B Preferred Stock                  50,000              1.91%

Sumiye Onodera Leonard (4)          Common Stock                           1,019,842             15.10%
                                    Series A Preferred Stock                 492,494              6.41%

Robert J. Leonard (5)               Common Stock                             902,016             13.81%
P.O. Box 2089                       Series A Preferred Stock                 715,204              9.32%
Huntington Beach, CA 92647

William S. Biddle (6)               Common Stock                             778,082             11.27%
                                    Series A Preferred Stock                 140,256              1.83%
                                    Series B Preferred Stock                 376,800             14.41%

Gernot Trolf (7)                    Common Stock                             443,529              6.56%
                                    Series A Preferred Stock                 443,679              5.78%

Munjit Johal (8)                    Common Stock                             375,000              5.43%

Pamela Padgett (9)                  Common Stock                             235,542              3.49%
                                    Series A Preferred Stock                  21,402                  *

Jay Kister (10)                     Common Stock                             229,894              3.40%
                                    Series A Preferred Stock                   9,936                  *
                                    Series B Preferred Stock                   5,000                  *

All Officer and Directors as a      Common Stock                           5,648,842             61.69%
group (eight persons)               Series A Preferred Stock               2,417,828             31.49%
                                    Series B Preferred Stock               1,453,202             55.58%

* Less than one percent.

(1) The shares of Common Stock and Series A Preferred Stock beneficially owned by Seashore Diversified Investment Company ("Seashore") will be voted by Gernot Trolf, the President of Seashore, under the direction of the Seashore Board of Directors. Mr. Trolf is the Chief Operating Officer of the Company, and has indicated his intention to vote the Seashore shares in favor of each proposal. Many of the executive officer and Directors of the Company are beneficial owners of Seashore capital stock. As a result, their individual ownership set forth below reflects and incorporates their pro rata portion of the Seashore shares.

(2) Includes (i) 191,400 shares of Common Stock and 388,600 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company, (ii) 286,500 shares of Common Stock and 494,167 shares of Series B Preferred Stock held owned through Seacrest Partners, L.P. and (iii) 332,000 shares of Common Stock held through REIT, LLC. Includes 100,000 shares of restricted stock agreed to be issued upon approval of the 2003 Non-Employee Director Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(3) Includes (i) 175,164 shares of Common Stock and 355,636 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company, (ii) 42,995 shares of Common Stock and 71,658 shares of Series B Preferred Stock held owned through Seacrest Partners, L.P. and (iii) 334,000 shares of Common Stock held through REIT, LLC. Includes 500,000 shares of restricted stock agreed to be issued upon approval of the 2003 Employee Stock Incentive Plan. Includes options to purchase 250,000 shares immediately exercisable or exercisable within sixty days.

(4) Ms. Leonard is the spouse of Robert J. Leonard, an owner of more than 5% of the outstanding capital stock of the Company. Includes (i) 3,000 shares of Common Stock and 6,091 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company, (ii) 291,842 shares of Common Stock and 486,403 shares of Series B Preferred Stock held owned through Seacrest Partners, L.P. and (iii) 500,000 shares of Common Stock held through REIT, LLC. Includes 100,000 shares of restricted stock agreed to be issued upon approval of the 2003 Non-Employee Director Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(5) Includes (i) 124,233 shares of Common Stock and 252,230 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company, (ii) 277,783 shares of Common Stock and 462,974 shares of Series B Preferred Stock held owned through Seacrest Partners, L.P. and (iii) 500,000 shares of Common Stock held through REIT, LLC.

(6) Includes (i) 69,082 shares of Common Stock and 140,256 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company and (ii) 334,000 shares of Common Stock held through REIT, LLC. Includes 250,000 shares of restricted stock agreed to be issued upon approval of the 2003 Employee Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(7) Includes 218,529 shares of Common Stock and 443,679 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company. Includes 100,000 shares of restricted stock agreed to be issued upon approval of the 2003 Employee Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(8) Includes 250,000 shares of restricted stock agreed to be issued upon approval of the 2003 Employee Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(9) Includes 10,542 shares of Common Stock and 21,402 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company. Includes 100,000 shares of restricted stock agreed to be issued upon approval of the 2003 Non-Employee Director Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

(10) Includes 4,894 shares of Common Stock and 9,936 shares of Series A Preferred Stock held owned indirectly through Seashore Diversified Investment Company. Includes 100,000 shares of restricted stock agreed to be issued upon approval of the 2003 Non-Employee Director Stock Incentive Plan. Includes options to purchase 125,000 shares immediately exercisable or exercisable within sixty days.

                      PROPOSAL NO. 1 --ELECTION OF DIRECTORS

         At the Annual Meeting, Shareholders will be asked to consider and to take action on the election of five persons to the Board of Directors. Each of the six persons named below is a nominee for election as a director for a term of one year or until his or her successor is elected and qualified. All nominees are currently serving as directors of the Company. If any such nominee cannot be a candidate for election at the Annual Meeting, then it is management's intention to vote its shares voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

VOTE REQUIRED

   The election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote. "Plurality" means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstentions, broker nonvotes or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The election of Directors will be accomplished by determining the six nominees receiving the highest total votes.


INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information regarding director nominees of the Company. A summary of the background and experience of each of these individuals is set forth after the table.

DIRECTOR NOMINEES

NAME                     AGE     POSITION                          DATES OF SERVICE
----                     ---     --------                          ----------------
Clifford L. Strand       57      Chairman Of The Board,            Since September 2002
                                 Chief Executive Officer And
                                 President

William S. Biddle        73      Vice President and Director       Since September 2002

Sumyie Onodera-Leonard   74      Director                          Since September 2002

Wayne Sutterfield        66      Director                          Since January 2003

Pamela Padgett           47      Director                          Since September 2002

Jay Kister               28      Director                          Since September 2002


         CLIFFORD L. STRAND. Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Strand has 35 years experience in the real estate industry as a broker, investor and strategist. Since January 2001, Mr. Strand has served as Senior Vice President, Interim President and President of Seashore Diversified Investment Company, a Maryland real estate investment trust, where he has been primarily responsible for managing and directing the affairs of the Company. Seashore specialized in the acquisition, disposition and management of real estate and investment properties. From 1984 to 2001, Mr. Strand was self-employed as an independent real estate broker. During that t1 ime, Mr. Strand represented a diverse clientele consisting of banks, savings and loan institutions, universities, celebrities and corporations. From 1979 to 1984, Mr. Strand served as president of Capital Newport Mortgage Company, which became part of the Capital Companies. Mr. Strand has a Certificate in Real Estate from East Los Angeles Community College.

         WILLIAM S. BIDDLE. Director and Vice President, Marketing. Mr. Biddle has over 37 years experience in the real estate industry, he is a member of the Society of Exchange Counselors. Mr. Biddle is a past recipient of the Clifford
P. Weaver Memorial Award a national award for the most creative exchange. He is also a past president of National Exchange Counselors. In 1979, he received the designation of Certified Commercial Investment Member from the National Association of Realtors. Mr. Biddle previously owned two brokerages. He purchased Commercial Brokers, a commercial real estate brokerage firm in Las Vegas, Nevada, in 1993. He founded Friendly Hills Realty, a brokerage specializing in high end residential real estate in 1987. Friendly Hills Realty's principal office was located in Whittier, California.

         SUMYIE ONODERA-LEONARD. Director. From 1967 to 1986, Mrs. Onodera-Leonard served as a professor at California State University, Los Angeles, specializing in the areas in family finance and home management. She has a BA in Business Administration and a Masters degree in Secondary Education in 1957 and 1967 respectively from California State University, Los Angeles. Mrs. Onodera-Leonard also earned a Masters degree in Home Management from Michigan State University in East Lansing, Michigan in 1961. She is also a senior gold medalist, U.S. National Champion and world-record holder in her age group in the 800-meter run.

         WAYNE SUTTERFIELD. Director. For the past 35 years Mr. Sutterfield has been self employed in the real estate industry as a manager, property owner and contractor. Mr. Sutterfield has owned and managed properties in Arizona, California and North Dakota. Mr. Sutterfield is a member of the Contractors Association of America and the Plumbing, Heating and Cooling Contractors Association. Mr. Sutterfield is a graduate of California L.A. Technical College-Mechanical Engineering, Construction.

         PAMELA PADGETT. Director. Since 1994, Ms. Padgett has worked as a real estate broker. Since March 2002, Ms. Padgett has been affiliated with The Phoenix Group Realtors as an independent real estate agent. From 2000 through March 2002, she was affiliated as Keller Williams Realty. Ms. Padgett also works as an independent agent for Uncommon Sense Enterprises a company she founded in 1994 and continues to own.

         JAY KISTER. Director. Since June 2001, Mr. Kister has been employed with Blossom Valley Mortgage, Inc. Mr. Kister currently serves as a Loan Broker. From April 1999 to June 2001, Mr. Kister was a Personal Banker for San Diego National Bank. He was primarily responsible opening and servicing commercial accounts and commercial loans. From May 1998 to April 1999, Mr. Kister worked for Bank of America performing essentially the same functions as he performed for San Diego National Bank. Mr. Kister earned a Bachelor of Arts degree in Spanish from Weber State University in Ogden, Utah in August 1997.

EXECUTIVE OFFICERS
------------------

     NAME             AGE              POSITION                DATE OF SERVICE
     ----             ---              --------                ---------------
Munjit Johal          48        Chief Financial Officer     Since September 2002
Gernot Trolf          60        Chief Operating Officer     Since September 2002

         MUNJIT JOHAL. Chief Financial Officer and Secretary. Mr. Johal has broad experience in accounting, finance and management in the public sector. Since 1998, Mr. Johal has served as the Chief Financial Officer for Diffy Foods, Inc. Mr. Johal held the same position with Bengal Recycling from 1996 to 1997. As the Chief Financial Officer for these companies, Mr. Johal was primarily responsible for overseeing the financial affairs of these entities and ensuring that their financial statements of these were accurate and complete and complied with all applicable reporting requirements. From 1990 to 1995, Mr. Johal serves as the Executive VP for Pacific Heritage Bank in Torrance, California. Mr. Johal earned his MBA degree from the University of San Francisco in 1980. He received his BS degree in History from the University of California in Los Angeles in 1978.

         GERNOT TROLF. Vice President and Chief Operating Officer. Since 1996, Mr Trolf has served as the Chief Operating Officer of Seashore Diversified Investment Company, a real estate investment trust. As the Chief Operating Officer, Mr. Trolf was primarily responsible for overseeing the day-to-day operations of the company. In 1993, he founded and continues to own AATIC a private commodity brokerage. From 1994 to 1997, Mr. Trolf owned The Stagecoach Restaurant a continental restaurant specializing in Austrian, German and continental fare in Alpine, California. From 1994 to 1996, Mr. Trolf was the Director of Food and Beverage for the Algonquin Hotel in New York and held to same position at the Regency Hotel in New York from 1991 to 1994. Mr. Trolf was the General Manager of the Nova Park Hotel in New York from 1979 to 1982. Mr. Trolf is a former vice president of the Food & Beverage Association of America and a member of the Board of Directors of The 400,000 Committee for Austrians living abroad. Mr. Trolf speaks German, French, English, Spanish and Norwegian.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended October 31, 2002, and during the transition period from November 1, 2002 until December 31, 2002, the Board of Directors of the Company met eight times, in person or by telephonic conference. Each incumbent Director attended at least 75% of the meetings.

         The Company's Board of Directors has appointed an Audit Committee to oversee the financial reporting and auditing matters of the Company. The Audit Committee is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company's independent public accountants. The Audit Committee also reviews the Company's internal accounting controls, practices and policies. The members of the Audit Committee are Jay Kister, Sumiye Onodera Leonard and Pamela Padgett. The Company does not currently have a written audit committee charter. Mr. Kister and Ms. Padgett are deemed to be independent directors is that term is defined in Rule 4200(a)(14) of the NASD's listing standards.

         The Audit Committee did not meet during the fiscal year ended October 31, 2002, but has not met from the period November 1, 2002 until September 30, 2003. No written charter of the Audit Committee has been adopted.

         The Company's Board of Directors does not maintain a standing nominating committee or other committees performing similar functions.

         In lieu of a Compensation Committee, the Board of Directors is responsible for decisions regarding compensation of the Company's executive officers.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has never issued a report on the compensation policies of the Company during the preceding two fiscal years. Management anticipates that one of the primary matters to be addressed by the new Board of Directors to be elected at the Annual Meeting on November 13, 2003 will be the compensation of executive officers and directors.

DIRECTOR COMPENSATION

   Non-Employee Directors of the Company receive $500 per each meeting attended, whether in person or by telephone and are reimbursed all out-of-pocket travel, food and entertainment expenses related to attendance. The non-employee Directors have each been granted 100,000 shares of Common Stock and options to purchase 500,000 shares of Common Stock pursuant to the 2003 Non-Employee Director Stock Incentive Plan. Such shares vest immediately and the options vest as described below under "2003 Non-Employee Stock Incentive Plan."

EXECUTIVE COMPENSATION

         None of our current Chief Executive Officer, Vice President, Chief Operating Officer and Chief Financial Officer received any compensation for services rendered to the Company during the fiscal year ended October 31, 2002 or during the transition period ended December 31, 2002. The following chart sets forth the salary and other compensation agreed to be paid in 2003. The actual compensation paid in 2003 may be substantially less than agreed, as the executive officers have deferred payment of some compensation. The Company has no other executive officer whose total annual salary and bonus paid to them exceeded $100,000 for the most recent fiscal year.

                           SUMMARY COMPENSATION TABLE
                                                                 ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                                 -------------------          ----------------------
                                          FISCAL                                            RESTRICTED       SECURITIES
                                            YEAR     SALARY($)      BONUS    OTHER ANNUAL     STOCK          UNDERLYING
NAME AND PRINCIPAL POSITION                 ENDED       (1)          ($)     COMPENSATION     AWARDS          OPTIONS
---------------------------                 -----    ---------      -----    ------------     ------          -------
Clifford L. Strand, CEO                     2003      180,000         0            0          500,000        1,000,000
William Biddle, Vice President              2003      120,000         0            0          250,000          500,000
Gernot Trolf, Chief Operating Officer       2003      100,000         0            0          100,000          500,000
Munjit Johal, Chief Financial Officer       2003       80,000         0            0          250,000          500,000

(1) The amount of salary set forth in this chart is the annual compensation required to be paid pursuant to the employment agreements with each executive officer. The actual amounts paid to date are substantially less and less than the amounts required to date under the agreements.

EMPLOYMENT AGREEMENTS

         The Company has entered into the following employment agreements.

         CLIFFORD STRAND. The employment agreement has a term of three years with annual salaries of $180,000, $360,000 and $510,000 for the three years, respectively. Mr. Strand may elect to receive all or any portion of his annual salary in shares of common stock at the then current fair market value, less the amount required to pay withholding and other taxes. Additionally, Mr. Strand has been awarded (i) 500,000 shares of restricted common stock vested immediately,
(ii) an additional 100,000 shares of common stock for each year the company increases net assets by at least 20% and (iii) granted an option to purchase 1,000,000 shares of common stock at an exercise price of $0.15 per share that will also vest 25% immediately and the remainder annually over the term of the agreement. The agreement also provides for customary vacation pay, health insurance and expense reimbursement.

         WILLIAM S. BIDDLE. The employment agreement has a term of three years with annual salaries of $120,000, $240,000 and $360,000 for the three years, respectively. Mr. Biddle may elect to receive all or any portion of his annual salary in shares of common stock at the then current fair market value, less the amount required to pay withholding and other taxes. Additionally, Mr. Biddle has been awarded (i) 250,000 shares of restricted common stock vested immediately,
(ii) an additional 50,000 shares of common stock for each year the company increases net assets by at least 20% and (iii) granted an option to purchase 500,000 shares of common stock at an exercise price of $0.15 per share that will vest 25% immediately and the remainder over the term of the agreement. The agreement also provides for customary vacation pay, health insurance and expense reimbursement.

         GERNOT TROLF. The employment agreement has a term of three years with annual salaries of $100,000, $120,000 and $140,000 for the three years, respectively. Mr. Trolf may elect to receive all or any portion of his annual salary in shares of common stock at the then current fair market value, less the amount required to pay withholding and other taxes. Additionally, Mr. Trolf has been awarded (i) 250,000 shares of restricted common stock vested immediately,
(ii) an additional 50,000 shares of common stock for each year the company increases net assets by at least 20% and (iii) granted an option to purchase 500,000 shares of common stock at an exercise price of $0.15 per share that will vest 25% immediately and the remainder over the term of the agreement. The agreement also provides for customary vacation pay, health insurance and expense reimbursement.

         MUNJIT JOHAL. The Company has delivered, but Mr. Johal has not yet signed, the employment agreement. The employment agreement is proposed to have a term of three years with annual salaries of $80,000, $120,000 and $250,000 for the three years, respectively. Mr. Johal may elect to receive all or any portion of his annual salary in shares of common stock at the then current fair market value, less the amount required to pay withholding and other taxes. Additionally, Mr. Johal will be awarded (i) 250,000 shares of restricted common stock vested immediately and (ii) granted an option to purchase 500,000 shares of common stock at an exercise price of $0.15 per share that will also vest over the term of the agreement. The agreement will also provide for customary vacation pay, health insurance and expense reimbursement.

The employment contracts provide certain payments to the employee because of his resignation, retirement, or other termination of such person's employment with our company or its subsidiaries, or any change in control of our company, or a change in the person's responsibilities following a change in control of our company. Such provisions may have the effect of discouraging any acquisition of our company or result in a lower purchase price.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

         During the fiscal year ended October 31, 2002 and during the transition period ended December 31, 2002, the Company did not grant any options to executive officers or directors. Since December 31, 2002, options and restricted stock have been granted in accordance with the employment agreements with the executive officers and pursuant to the 2003 Non-Employee Directors Stock Incentive Plan, as described below. No executive officers or directors exercised any options during the last fiscal year or the transition period ended December 31, 2003.

COMPLIANCE WITH SECTIONS 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and Directors and persons who own more than ten percent (10%) of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent (10%) owners are also required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms received by it, the Company believes that, during the fiscal year ended March 31, 2003, Directors failed to file or filed on an untimely basis two Form 4s required under Section 16(a) in connection with stock received in one or more acquisitions by the Company.

FAMILY RELATIONSHIPS

         There are no family relationships between or among the directors, executive officers or persons nominated to become directors.

LEGAL PROCEEDINGS

         No person listed above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). As of the date hereof, it is the opinion of management that there is no material proceeding to which any director, officer or affiliate of the registrant, any owner of record or beneficially of more than five percent of any class of voting securities of the registrant, or any associate of any such director, officer, affiliate of the registrant, or security holder is a party adverse to the registrant or any of its subsidiaries or has a material interest adverse to the registrant or any of its subsidiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the transition period from November 1, 2002 to December 31, 2002, our company used one-half of a 600 square foot office condominium located at 1000 Quail Street, Suite 190, in Newport Beach, California for its corporate offices. We paid no rent for this space pursuant to a verbal agreement with our chief executive officer, Clifford L. Strand, who held the lease on the office condominium. This free rent was of nominal value. We have since moved our offices and entered into a lease agreement with Diversified Commercial Brokers, LLC, of which our company is a 19% managing member.

         Subsequent to the end of the transition period, our company paid $25,000 in commission to Clifford L. Strand, its CEO, President and director for services rendered in connection with the land sale and ground lease back of the
6.66 acres underlying the T-Rex Mall acquired by our company on March 31, 2003. Our company agreed to pay such commission prior to the date on which Mr. Strand became an officer and director of our company.

         We also paid a commission of 25,000 and 30,000 shares of Series B Preferred Stock to Clifford Strand and William Biddle, respectively, in connection with the sale of the Decatur Square property.

         The Company completed an Asset Purchase Agreement with Seashore Diversified Investment Company ("Seashore"). As consideration for the assets acquired, Seashore was issued 2,461,607 shares of restricted Common Stock and 4,997,807 shares of restricted Series A Preferred Stock. Seashore may be deemed to a related party to the Company through common management and control. Officers and directors of our company own approximately 22.1% of the limited partnership interests in Seashore, and as a result have an indirect beneficial ownership interest in and to shares of common stock and Series A Preferred Stock. There was no independent appraisal received by our company with respect to the assets of Seashore, and there can be no assurance that the number of shares of our company paid for the assets of Seashore was fair and reasonable.

         The Company also acquired the Hospitality Inn of Dickinson, North Dakota from Seacrest Partners, L.P. in August 2003. Seacrest Partners, L.P. is a limited partnership, the majority of which is owned by officers and directors of the Company. The purchase price for the Hospitality Inn was an aggregate of 4,000,000 shares of Common Stock and Series A Preferred Stock.

BOARD RECOMMENDATION

         The Board of Directors recommends a vote FOR each nominee to the Board of Directors.

            PROPOSAL NO. 2. - ADOPTION OF 2003 STOCK INCENTIVE PLANS

GENERAL

         On August 16, 2003, our Board of Directors adopted the 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Director Stock Incentive Plan. The 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Directors Stock Incentive Plan are collectively referred to as the "2003 Plans." The Board adopted the 2003 Plans contingent upon the adoption of Proposal 2 and subject to ratification by our shareholders. Its purpose is to enable us to retain and attract key employees, consultants, members of our Board of Directors who will contribute to our success by their ability, ingenuity and industry, and to enable such individuals to participate in our long-term success and growth by giving them a proprietary interest in us.

         The 2003 Plans authorizes the grant of stock options, restricted stock awards, stock in lieu of cash compensation and stock purchase rights covering up to a total of 15,000,000 shares of common stock to key employees, consultants, and members of our Board of Directors and also provides for ongoing automatic grants of stock options to non-employee directors. The last reported bid price of our common stock on the OTC Bulletin Board on October 20, 2003 was $0.08. Other than the automatic annual grants to non-employee directors (as described in more detail below) and the grants and awards agreed to in the employment agreements with our executive officers, the number and type of awards that will be granted under the 2003 Plans are not determinable as our Board (as described below) will make such determinations in its discretion.

SUMMARY OF THE PLANS

         2003 EMPLOYEE STOCK INCENTIVE PLAN. The principal features of the 2003 Employee Stock Incentive Plan are summarized below.

         SHARES AVAILABLE UNDER 2003 EMPLOYEE STOCK INCENTIVE PLAN. The maximum number of shares that are reserved and available under the 2003 Employee Stock Incentive Plan for awards is 10,000,000 shares of common stock (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common stock). Shares covered by expired or terminated stock options or forfeited shares issued under the Stock Issuance Program may be used for subsequent awards under the 2003 Employee Stock Incentive Plan.

         ELIGIBILITY AND ADMINISTRATION. Our officers and other key employees, who are responsible for or contribute to our management, growth and/or profitability of our business, as well as consultants, are eligible to be granted awards under the 2003 Employee Stock Incentive Plan. The 2003 Employee Stock Incentive Plan is administered by the Board or, in its discretion, by a committee of not less than three disinterested persons who are defined in the 2003 Employee Stock Incentive Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to our Board of Directors or if our Board has delegated its authority, the Committee. The Board has the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 2003 Employee Stock Incentive Plan, and adopt rules, regulations and procedures with respect to the administration of the 2003 Employee Stock Incentive Plan. As of September 30, 2003, there were approximately ten persons who were eligible as a class to be selected by the Board to receive awards under the 2003 Employee Stock Incentive Plan.

         DISCRETIONARY OPTIONS GRANTS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 2003 Employee Stock Incentive Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or previously acquired common stock. The optionee may elect to pay all or part of the option exercise price by contracting with a broker for the broker to advance the exercise price and then to sell sufficient shares after the date of issue to satisfy the exercise price advanced by the broker, and by having us withhold upon exercise of the option a number of shares with a fair market value equal to the minimum income tax withholding, if any, upon the exercise of the option. No incentive stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime, but non-qualified stock options may be transferred to an immediate family member or a trust or limited partnership established for the sole benefit of such immediate family members, or incident to a divorce order.

         Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the terms established by the Board at the time of the grant, but in no event is an option exercisable after the expiration of the term. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for such period as the Committee shall specify at or after the date of grant or until the expiration of the stated term of the option, whichever is less. The same time applies if the participant is terminated by reason of disability. If the participant's employment is terminated for Misconduct (as defined in the Plan), the participant's stock options immediately terminate. The Board for particular options may reduce or more extend these exercise periods. The Board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or other termination of employment.

         No incentive stock options shall be granted under the 2003 Employee Stock Incentive Plan after August 16, 2013. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 (based on the exercise price at the time of grant). The exercise price under an incentive stock option may not be less than 100% of the fair market value of the stock (common or preferred) on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of our stock, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 2003 Employee Stock Incentive Plan may not be less than 50% of the fair market value of the stock (common or preferred) on the date of grant.

         Pursuant to a limitation in the 2003 Employee Stock Incentive Plan, no eligible person may be granted any stock options, stock appreciation rights, restricted stock and deferred stock for more than 2,000,000 shares of common stock in the aggregate during any calendar year. This limitation is included pursuant to Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by us for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve our federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 2003 Employee Stock Incentive Plan. Restricted stock and deferred stock will also qualify for exclusion from the $1 million limitation to the extent that the grant or vesting of the stock is conditioned on us achieving certain financial or business goals established in advance and administered by the Board or the Committee consisting of outside directors.

         STOCK ISSUANCE PROGRAM. The Board may issue shares of Common Stock under the Plan. Such issuances may be performed as stock purchase rights, bonus stock, deferred compensation stock and other outright awards or purchase rights. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of issuance need not be the same with respect to each recipient. If an issuance is conditioned upon the fulfillments of certain restrictions, we will hold the restricted stock in custody until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by us subject to the same restrictions as the restricted stock.

         CHANGE IN CONTROL. In the event of a change in control of us, stock options shall immediately vest and become exercisable, and all repurchase rights on stock issuances shall immediately lapse, unless the successor corporation assumes the options or the repurchase rights are assigned to the successor corporation. A change in control of us includes the sale of stock or the sale of assets if, following such transaction, our shareholders do not control at least 50% of the acquiring entity, or there is a change in the composition of the Board in which more than a majority of members elected were not nominated by the then current directors. In the event of a change in control, or a merger, consolidation, liquidation or dissolution, the Board may require that any outstanding awards be paid in cash in cancellation of the participant's rights, which may include that portion of the award that has not yet vested, or may provide for substitute awards under a plan of the acquiring entity, if any, or for the immediate exercise of any options and the cancellation of any unexercised options at the time of the transaction.

         2003 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN. The principal features of the 2003 Non-Employee Directors Stock Incentive Plan are summarized below.

         SHARES AVAILABLE UNDER 2003 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN. The maximum number of shares that are reserved and available under the 2003 Non-Employee Directors Stock Incentive Plan for awards is 5,000,000 shares of common stock (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common stock). Shares covered by expired or terminated stock options and stock appreciation rights, and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 2003 Non-Employee Directors Stock Incentive Plan.

         ELIGIBILITY AND ADMINISTRATION. Only non-employee Directors and consultants are eligible to be granted awards under the 2003 Non-Employee Directors Stock Incentive Plan. The 2003 Non-Employee Directors Stock Incentive Plan is administered by the Board or, in its discretion, by a committee of not less than two persons (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to our Board of Directors or if our Board has delegated its authority, the Committee. The Board has the power to interpret the 2003 Non-Employee Directors Stock Incentive Plan, and adopt rules, regulations and procedures with respect to the administration of the 2003 Non-Employee Directors Stock Incentive Plan, but does not determine the number of shares in any award or the timing thereof. As of September 30, 2003, there were approximately six persons who were eligible as a class to be selected by the Board to receive awards under the 2003 Non-Employee Directors Stock Incentive Plan.

         INITIAL GRANT AND SUCCEEDING GRANTS. The 2003 Non-Employee Directors Stock Incentive Plan provides that each non-employee director will be granted
(i) an initial grant of 100,000 shares of Common Stock upon his or her start date and (ii) a non-qualified stock option to purchase 500,000 shares of our common stock, of which options to purchase 125,000 shares shall vest immediately and 125,000 shall vest on each annual anniversary of the start date so long as the recipient remains a Director or consultant to the Company. In the event any person serves on the Board of Directors for more than three consecutive years, then commencing in the fourth each year the Director will receive a succeeding grant of options to purchase 125,000 shares that shall vest at the next anniversary of the start date. The first stock options to be granted to non-employee directors under the 2003 Non-Employee Directors Stock Incentive Plan as of the effective date of the 2003 Non-Employee Directors Stock Incentive Plan will have an exercise price of $0.15 per share.

         Stock options may be exercised during varying periods of time after a participant's termination as a member of the Board or as a consultant, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If we involuntarily terminate the participant without cause (including the participant's retirement) the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of six months or the balance of the stated term of the option.

         Upon the occurrence of certain corporate transaction, including a merger or consolidation, reorganization or sale of all or substantially all of the assets, all stock options issued under the 2003 Non-Employee Director Stock Incentive Plan immediately vest and become exercisable for a period of six months after the date of the event.

         FEDERAL INCOME TAX CONSEQUENCES

         STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. We are entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 15% while compensation income may be taxed at higher federal rates.

         An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. We are entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

         RESTRICTED STOCK. The grant of restricted stock should not result in immediate income for the participant or in a deduction for us for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions which would result in a "substantial risk of forfeiture" as intended by us and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. In the case of stock appreciation rights and deferred shares, the participant generally will realize taxable compensation at the time the shares are actually issued in satisfaction of the stock appreciation rights or the obligation to issue deferred shares. Dividends paid on the common stock and received by the participant during the restricted period also will be taxable compensation income to the participant. In any event, we will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and we are entitled to a corresponding deduction.

         WITHHOLDING. The 2003 Plans requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to us any federal, state or local taxes required by law to be withheld with respect to the award. We shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 2003 Plans, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing us to retain from the number of shares of our stock which would otherwise be deliverable to the participant, or
(ii) delivering to us from shares of our stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, we would pay the tax liability from our own funds.

NEW PLAN BENEFITS

         The following table sets forth the benefits or amounts from the 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Directors Plan that will be allocated or received by each of the following persons:

         o        Each executive officer and Director of the Company;
         o        All current executive officers, as a group;
         o All current directors who are not executive officers, as a group
         o All employees, including officers that are not executive officers, as a group.

                                                  NEW PLAN BENEFITS
                                                                              2003 NON-EMPLOYEE DIRECTOR
                               2003 EMPLOYEE STOCK INCENTIVE PLAN               STOCK INCENTIVE PLAN
                               ----------------------------------               --------------------
                              DOLLAR VALUE       NUMBER OF UNITS (1)        DOLLAR VALUE        NUMBER OF UNITS
                              ------------       -------------------        ------------        ---------------
Clifford L. Strand              $165,000             1,100,000                  n/a                   n/a
William S. Biddle               $112,500               750,000                  n/a                   n/a
Munjit Johal                    $112,500               750,000                  n/a                   n/a
Gernot Trolf                    $112,500               750,000                  n/a                   n/a
Executive Group                 $502,500             3,350,000                  n/a                   n/a
Non-Executive
  Director Group                       0                     0             $360,000             2,400,000
Non-Executive
  Officer Group                        0                     0                  n/a                   n/a

(1) Does not include options to purchase shares to be issued to the executive officers conditioned upon the Company's growth in net asset value of at least 20% per annum; Clifford L. Strand (100,000 per annum), William S. Biddle (50,000 per annum) and Gernot Trolf (50,000 per annum).

FURTHER INFORMATION

         A copy of both the 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Director Stock Incentive Plan can be obtained by writing to our Chief Financial Officer at the address indicated on this Information Statement.

BOARD RECOMMENDATION

         The Board of Directors recommends a vote FOR adoption of the 2003 Employee Stock Inventive Plan and the 2003 Non-Employee Director Stock Incentive Plan.


              PROPOSAL NO. 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Cacciamatta Accountancy Corporation as independent public accountants to audit the consolidated financial statements of the Company for the fiscal years ending December 31, 2003, and to perform other accounting services as requested by the Company. The Company has not determined when such audit will be performed because the Company currently does not have sufficient operating capital to pay the related audit fees. Timing of the audit will depend upon when funds become available from operations or investment.

         Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Annual Meeting. A representative of Cacciamatta Accountancy Corporation is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

         The former auditor was Bierwolf Nielsen and Associates, Salt Lake City, Utah.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Common Stock is required to approve the proposed ratification of the appointment of Cacciamatta Accountancy Corporation as the Company's independent accountants for the fiscal year ending December 31, 2003.

AUDIT FEES

         The Company did not engage Cacciamatta Accountancy Corporation to perform an audit on the financial statements for the period ended October 31, 2002 or the transition period ended December 31, 2002. The Company paid its former auditors, Bierwolf Nielsen & Associates, a total of $7,850 for the audit and review fees for fiscal year 2002 and the transition report for the period ended December 31, 2002. Since December 31, 2002, for 2003 fiscal year the Company has prepared and filed Quarterly Reports of Form 10-QSB and has had such quarterly financial statements reviewed by Cacciamatta Accountancy Corporation and has paid $40,000 for audit fees for services rendered for the review for the financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         During the fiscal year ended October 31, 2002 or during the transition period ended December 31, 2002, the Company did not engage its independent public accountants to perform financial information systems design and implementation.

ALL OTHER FEES OF INDEPENDENT PUBLIC ACCOUNTS

         During the fiscal year ended October 31, 2002 and the transition period ended December 31, 2002, no other fees were paid to the Company's independent public accountants. While there were no non-audit related fees during such period, the Audit Committee has considered whether non-audit services are consistent with maintaining the auditor's independence.


                         FINANCIAL AND OTHER INFORMATION

         The Company has prepared and filed the Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, and the Transition Annual Report for the fiscal year ended December 31, 2002. The Company is sending to shareholders the Annual Report for the most recent fiscal year and for the transition period ended December 31, 2002.

                              SHAREHOLDER PROPOSALS

         Proposals by Shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of the Company on or before August 15, 2004, in order to be included in the information statement for that meeting. Proposals should be directed to Clifford L. Strand, President.


Secured Diversified Investment, Ltd.
By Order of the Board of Directors


/s/ Clifford L. Strand
----------------------------------------
Clifford L. Strand, President                                  October 21, 2003.